Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements of Stepan Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Stepan Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois

May 3, 2011